Exhibit 99.5

Filed under Rule 425

under the Securities Act of 1933, as amended

and deemed filed under Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Filing by: Tuscan Holdings Corp. II

Subject Company: Tuscan Holdings Corp. II

File No. 001-38970

Investor Relations

Future Newsroom Team SURFAIR MOBILITY Investors Refer Book

Company Overview

Surf Air Mobility is a sustainable aviation propulsion and consumer [illegible] company reinventing flying through the power of electrification.

LEARN MORE

The latest news & events

Press Releases

Surf Air Mobility to Go Public Through $1.42 Billion Merger with Tuscan Holdings Corp. II >

Read

Have any questions about Surf Air?

FAQ

Contact

Newsroom
Careers
Legal
FAQ
Contact
Cargo
Travel Agents
Airports
Surf Report

Surf Air does not own or operate any aircraft. All flights arranged by Surf Air are performed by independent, third party FAA-licensed and DOT registered air carriers.

© 2022 Surf Air